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                                CERTIFICATE OF MERGER
                                          OF
                                A DELAWARE CORPORATION
                                       INTO A
                                 FOREIGN CORPORATION
                          (UNDER SECTION 252 OF THE GENERAL
                      CORPORATION LAW OF THE STATE OF DELAWARE)


    NEW PHYSIO CORPORATION hereby certifies that:

         1. The name and state of incorporation of each of the constituent corporations are:

        (a) Physio-Control International Corporation, a Delaware corporation; and

        (b) New Physio Corporation, a Washington corporation.

         2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by Physio-Control International Corporation and New Physio Corporation in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

         3. The name of the surviving corporation is New Physio Corporation

         4. The certificate of incorporation of New Physio Corporation shall be the certificate of incorporation of the surviving corporation.

         5. The surviving corporation is a corporation of the State of Washington.

         6. The executed agreement and plan of merger is on file at the principal place of business of New Physio Corporation at 11811 Willows Road N.E., Redmond WA 98052.

         7. A copy of the agreement and plan of merger will be furnished by New Physio Corporation, on request and without cost, to any stockholder of Physio-Control International Corporation or New Physio Corporation.

         8. New Physio Corporation hereby agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation of Physio-Control International Corporation, as well as for enforcement of any obligation of New Physio Corporation arising from the merger, including any suit or other proceeding

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to enforce the right of any stockholders as determined in appraisal proceedings pursuant to 8 DEL.C. Section 262 and New Physio Corporation hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and a copy of such process shall be mailed by the Secretary of State to New Physio Corporation at the following address: 11811 Willows Road N.E., Redmond WA 98052.

         IN WITNESS WHEREOF, New Physio Corporation has caused this certificate to be signed by V. Marc Droppert, its authorized officer, on the 20th day of May, 1997.

                                  NEW PHYSIO CORPORATION

                                       /s/ V. Marc Droppert
                                  By______________________________
                                       V. Marc Droppert
                                       Secretary